Exhibit 99.1

FOR IMMEDIATE RELEASE

January 23, 2007

Contact:
Charlie Simpson
Kraft Foods
847-646-8043
charles.simpson@kraft.com

Kraft Foods to Sell Cream of Wheat to Better Focus Its Brand Portfolio

NORTHFIELD, Ill., Jan. 23, 2007 — Kraft Foods Inc. (NYSE:KFT), a global leader in branded food and beverages, announced today that it has agreed to sell its Hot Cereals business, including the Cream of Wheat brand and related assets to a wholly-owned subsidiary of B&G Foods, Inc. (AMEX:BGF), for approximately $200 million. The Cream of Wheat brand had net revenues of approximately $60 million in 2006.

“Our decision to sell Cream of Wheat is part of a broader effort at Kraft to focus our portfolio,” said Rick Searer, president, Kraft North America Commercial. “The divestiture allows us to focus our resources on businesses that offer potential long-term competitive advantages for us, creating value for Kraft shareholders, while providing B&G Foods with a great business.”

The sale includes the Cream of Wheat and the Cream of Rice brands as well as certain manufacturing equipment. In anticipation of the sale, in the fourth quarter of 2006 Kraft recorded a pre-tax asset impairment charge of $69 million. The sale, which is subject to regulatory approval, is expected to be dilutive by approximately $(0.01) per share in 2007.

About Kraft Foods

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies. For more than 100 years, we’ve offered consumers delicious and wholesome foods that fit the way they live. Millions of times a day, in more than 150 countries,

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Add One – Kraft Foods to Sell Cream of Wheat

consumers reach for their favorite Kraft brands. Whether it’s breakfast, lunch, dinner or a snack, consumers at home and on the go choose: Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of South Beach Diet and better-for-you Sensible Solution options.

For more information on Kraft Foods, please visit our website at www.kraft.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles and peppers and other specialty food products. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Vermont Maid and Wright’s.

For more information on B&G Foods, please visit http://www.bgfoods.com.

Forward-Looking Statements

This press release contains projections of future results and other forward-looking statements. One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the Company’s current assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities

Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward looking statement made by or on behalf of the Company. These factors include: (a) the effect on the Company of competition in its markets, changes in consumer preferences and demand for its products, including diet trends, changing prices for its raw materials and local economic and market conditions; (b) the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity; (c) the Company’s ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program; (d) the impact of gains or losses, or lost operating income, from the sales of businesses that are less of a strategic fit within the Company’s portfolio; (e) the effects of foreign economies, changes in tax requirements and currency movements; (f) fluctuations in levels of customer inventories and credit and other business risks related to the operations of the Company’s customers; (g) the Company’s access to credit markets, borrowing costs and credit ratings; (h) the Company’s benefit expense, which is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees; (i) the impact of recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations, potential claims relating to false or deceptive advertising under consumer protection or other laws and the possibility that consumers could lose confidence in the safety and quality of certain food products; (j) consumer concerns regarding genetically modified organisms and the health implications of obesity and trans fatty acids; and (k) potential short-term volatility in the trading volume and market price of the Company’s stock as a result of a spin-off of the Company from Altria Group, Inc. Developments in any of these areas could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q and 8-K. Any forward looking statements in this press release are made as of the date hereof. The Company does not undertake to update any forward looking statement.

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